EXHIBIT 5.1


                             GREENBERG TRAURIG, LLP
                                MetLife Building
                           200 Park Avenue, 15th Floor
                            New York, New York 10166


                                                             September 14, 2004


DOBI Medical International, Inc.
1200 MacArthur Boulevard
Mahwah, New Jersey 07430

Dear Sirs:

     We are acting as counsel to DOBI Medical International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2, filed on September 13, 2004 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 58,030,920 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholder listed therein.

     We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

     Based upon the foregoing, we are of the opinion that the 29,286,754 shares of Common Stock included in the Registration Statement that are presently outstanding are legally issued, fully-paid and non-assessable, and the 28,744,166 shares of Common Stock included in the Registration Statement that are issuable pursuant to the conversion into Common Stock of outstanding shares of the Company's series A convertible preferred stock, exercise of warrants to purchase Common Stock and the payment of dividends payable on the Company's series A convertible preferred stock will, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                       Very truly yours,

                                                       /s/Greenberg Traurig, LLP

                                                       GREENBERG TRAURIG, LLP